SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: July 5, 2006

HYDROFLO, INC.
(Exact Name of Registrant as Specified in its Charter)

North Carolina	000-50355	56-2171767
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification #)

2501 Reliance Avenue, Apex, North Carolina 27539
(Address of Principal Executive Offices)

919-772-9925
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This document contains 2 pages, excluding exhibits.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer

On July 5, 2006, Dr. Neal Hill, resigned as Chief Executive Officer and Director of HydroFlo, Inc.,. Dr. Hill had held these positions since April 7th and May 20th, 2006, respectively.

Dr. Hill, a “turn-around” specialist, cited the following three reasons for his sudden and unexpected departure: 1) Breech of contract between HydroFlo, Inc. and Dr. Hill by HydroFlo Founder, Dennis Mast at the substitute annual shareholder’s meeting held June 29, 2006. 2) Mr. Mast’s attempts to coerce Dr. Hill into publishing favorable news to the public about HydroFlo’s activities, when, in fact, Dr. Hill’s due diligence continuously uncovered bad news, including a proposed reverse merge of one of its portfolio companies into a public shell owned by a foundation controlled by Mr. Mast, with the express purpose of artificially inflating the stock price of the new entity for the primary motive of raising additional capital. 3) Mr. Mast’s unwillingness to provide adequate funding for HydroFlo’s operations, a critical element in convincing Dr. Hill to accept the CEO position.

Additionally, Dr. Hill stated that raising debt and/or equity capital would be extremely difficult, if not impossible, because of liabilities associated with existing and contingent shareholder suits based on 2005 false representations by Mr. Mast and George Moore, two HydroFlo officers at the time, about company assets and related performance expectations; and, other threatened shareholder actions related to 2006 statements by Messrs. Mast and Moore regarding promised dividends that have never occurred; and, SEC sanctions against Mr. Mast and HydroFlo.

ITEM 9.01(d) Exhibits.

99.1 Termination Letter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYDROFLO, INC.

July 5, 2006	/s/ Neal Hill

Neal Hill